UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 4, 2007

First Cash Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
0-19133 (Commission File Number)	75-2237318 (IRS Employer Identification No.)

690 East Lamar Blvd., Suite 400, Arlington, Texas 76011
(Address of principal executive offices, including zip code)

(817) 460-3947
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(1) On April 4, 2007, Mr. Joe R. Love, a director of First Cash Financial Services, Inc., passed away after a brief illness. Mr. Rick Powell, Chairman of the Board, stated, "Mr. Love was a valued member of the First Cash's Board of Directors and we are deeply saddened by his death. We will dearly miss Joe and his wisdom, decency and leadership, at both a personal level and from a business perspective. Our deepest thoughts and sympathies are with the members of his family and his many friends."

Mr. Love, who was 68 at the time of his death, was the chairman of a real estate development firm based in Oklahoma City and served as a director of First Cash for over 15 years.

(2) On April 10, 2007, the Board appointed Mr. R. Neil Irwin as a director of the Board. Mr. Irwin was also appointed as a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board has determined that Mr. Irwin is independent under Nasdaq Rule 4200(a)(15).

Mr. Irwin is a partner at the international law firm of Bryan Cave, where he represents both private and public companies in a variety of activities ranging from the purchase and sale of assets and businesses to managing litigation simultaneously in multiple jurisdictions. For over 35 years Mr. Irwin has practiced law in the business area with special emphasis on transactional matters for many private and public companies. Neil received his bachelor's degree from the Rose-Hulman Institute of Technology and his law degree from Indiana University in 1971. Regarding the appointment of Mr. Irwin as a director, Mr. Powell commented, "We are honored and grateful to have a professional of Mr. Irwin's caliber and experience join our Board and we look forward to his contributions to our organization."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 10, 2007	FIRST CASH FINANCIAL SERVICES, INC.
(Registrant)

/s/ R. DOUGLAS ORR
R. Douglas Orr
Chief Accounting Officer